[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE BALANCED SHARES FUND

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1996 THROUGH NOVEMBER 30, 1996
                                                                            Total
                          Date     Shares   % of FundPrice perPurchased by  Issued  Purchased                    Held
Security                  PurchasedPurchasedAssets (1Share    Fund Group    (000)   By Group (Broker(s)          11/30/96
Deutsche Telecom          11/18/96 14,500   0.20%    $18.89   596,900       85,000  0.70%     Goldman Sachs      34,700

10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1997 THROUGH AUGUST 31, 1997
                                                                            Total
                          Date     Shares   % of FundPrice perPurchased by  Issued  Purchased                    Held
Security                  PurchasedPurchasedAssets (1Share    Fund Group    (000)   By Group (Broker(s)          02/28/97
Santa Fe International    06/09/97 1,500    0.03%    $28.50   229,200       35,000  0.65%     Robert W. Baird & C20,500
Santa Fe International    06/09/97 11,500   0.23%    $28.50   229,200       35,000  0.65%     Goldman Sachs      20,500

1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.